Exhibit a(2)

                              DOMINI ADVISOR TRUST

                              AMENDED AND RESTATED
                                ESTABLISHMENT AND
                      DESIGNATION OF A SERIES OF SHARES OF
               BENEFICIAL INTEREST (PAR VALUE $0.00001 PER SHARE)

     The Trustees of the Domini Advisor Trust (the "Trust"), acting pursuant to the Trust's Declaration of Trust (the "Declaration"), do hereby amend and restate the Trust's existing Establishment and Designation of a Series of Shares of Beneficial Interest in order to change the name of one series of Shares which was previously established and designated. No other changes to the special and relative rights of the existing series are intended by this amendment and restatement.

     1. The series previously designated as "Domini Social Equity Advisor Fund"
shall be redesignated as "Domini Social Equity Portfolio" (the "Fund").

     2. The Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of
Shares of the Fund. Each Share of the Fund shall be redeemable as provided in the Declaration. Subject to differences among classes, each Share of the Fund shall be entitled to vote on matters on which Shares of the Fund shall be entitled to vote as provided in Section 6.8 of the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the
Fund upon liquidation of the Fund, all as provided in Section 6.9 of the
Declaration. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

     3. Shareholders of the Fund shall vote separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to the Fund as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act or any successor rule, and the Declaration.

     4. The assets and liabilities of the Trust shall be allocated among the
Fund and any series of the Trust designated in the future as set forth in
Section 6.9 of the Declaration.

     5. Subject to the provisions of Section 6.9 and Article IX of the
Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund, or otherwise to change the special and relative rights of the Fund.

     6. The Fund may be terminated by the Trustees at any time by written notice to the Shareholders of the Fund.

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the
28th day of January, 2005.

/s/ Amy L. Domini                            /s/ Karen Paul
--------------------------------------       --------------------------------
Amy L. Domini                                Karen Paul

/s/ Julia Elizabeth Harris                   /s/ Gregory A. Ratliff
--------------------------------------       --------------------------------
Julia Elizabeth Harris                       Gregory A. Ratliff

/s/ Kirsten S. Moy                           /s/ John L. Shields
--------------------------------------       --------------------------------
Kirsten S. Moy                               John L. Shields

/s/ William C. Osborn                        /s/ Frederick C. Williamson, Sr.
--------------------------------------       --------------------------------
William C. Osborn                            Frederick C. Williamson, Sr.